Exhibit 10.56
IDM PHARMA, INC.
2009 NDA AMENDMENT FILING BONUS PLAN
The Board of Directors of IDM Pharma, Inc., a Delaware corporation (the “Company”) adopted resolutions at a meeting held on December 11, 2008, approving payment of a cash bonus to certain non-executive employees and executive officers as summarized below (the “Plan”).
1. Purpose of the Plan. The Company considers it essential to the operation of the Company that certain of its employees be encouraged to remain employed by the Company while the Company attempts to effect a sale of the Company or substantially all of its assets. The Plan is meant to supplement and work in conjunction with (and, except as provided herein, not to replace) the Company’s other incentive programs, such as its option plans, severance arrangements and other benefits plans, in order to achieve the foregoing purposes.
2. Terms of the Plan.
A)	Upon the earlier of (a) a Change of Control of the Company (as defined below) or (b) the filing of an amended New Drug Application (“NDA”) for L-MTP-PE with the Food and Drug Administration on or prior to March 31, 2009, a lump sum cash bonus payment less standard deductions and withholding, will be payable to such specified employee, including certain executive officers, as noted in the column in the table below labeled “Change of Control/NDA Amendment Filing,” who are employees of the Company immediately prior to the closing of such Change of Control or filing of the amended NDA. This cash payment would be in addition to any payment to which the specified employee may be entitled under his employment agreement or any other retention plan of the Company in connection with a similar event.

B)	The term “Change of Control” under this Plan shall mean the first occurrence of any of the following on or prior to March 31, 2009: (i) a merger or consolidation of the Company after which the Company’s stockholders immediately prior to the merger or consolidation do not have beneficial ownership of at least 50% of the outstanding voting securities of the new or continuing entity or its parent entity; (ii) a transaction to which the Company is a party and in which a majority of the outstanding shares of the Company’s capital stock are sold, exchanged or otherwise disposed of, after which the Company’s stockholders immediately prior to such transaction do not have beneficial ownership of at least 50% of the outstanding voting securities of the Company or of the entity for which shares of the Company’s capital stock were exchanged; or (iii) a transaction or series of related transactions in which the Company sells, licenses or otherwise transfers for value all or substantially all of its assets, in order to effect a sale of the Company’s business as a going concern, to a single purchaser or group of associated purchasers. As defined herein, the term Change of Control shall not include any transaction effected exclusively for the purpose of changing the domicile of the Company.
3. Employee Bonuses

1.

Change of Control/NDA
Executive Officers	Amendment Filing
Name	Dollars
Timothy P. Walbert	N/A
President and Chief Executive Officer
Robert J. De Vaere	N/A
Senior Vice President, Finance & Administration and Chief Financial Officer
Jeffrey W. Sherman	$125,000
Senior Vice President, Research & Development and Chief Medical Officer
Timothy C. Melkus	$50,000
Senior Vice President, Business Development and Operations
Other Non-Executive Employees	$30,000

$205,000

2.